Exhibit 99.1

Information: Paul V. Dufour	For Immediate Release
Telephone: (972) 401-7391	October 21, 2004

IMCO RECYCLING INC. ANNOUNCES AN OFFERING OF $125 MILLION

IN SENIOR UNSECURED NOTES DUE 2014

IRVING, TEXAS — IMCO Recycling Inc. (NYSE:IMR) today announced its intention to offer $125 million principal amount of senior unsecured notes due 2014 in connection with its proposed merger with Commonwealth Industries, Inc. (NASDAQ/NM:CMIN). The notes will be issued by a wholly-owned subsidiary, IMCO Recycling Escrow Inc., and, following the completion of the Commonwealth merger and related financings, will be assumed by IMCO. The gross proceeds will initially be deposited in an escrow account pending the completion of the Commonwealth merger and, upon the release of the funds from the escrow account, will be applied, along with borrowings under a proposed amended and restated senior secured revolving credit facility, to refinance certain indebtedness of IMCO and Commonwealth. After the merger is completed and the escrow released, the notes will be guaranteed by IMCO’s wholly-owned U.S. subsidiaries, Commonwealth and Commonwealth’s subsidiaries.

The notes are only being sold in the U.S. in a Rule 144A private offering to qualified institutional investors and in a Regulation S offering to certain non-U.S. persons in transactions outside the United States. This news release does not constitute an offer to sell or the solicitation of an offer to buy the notes. Any offers of the notes will be made only by means of a confidential offering memorandum. The notes will not be registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

Forward-looking statements made in this news release concerning IMCO’s proposed senior unsecured notes offering, its proposed merger with Commonwealth Industries, Inc. and its proposed amended and restated senior secured revolving credit facility are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, the satisfaction of the conditions to the closing of the proposed senior unsecured notes offering, the completion of the merger and the closing of the proposed amended and restated senior secured revolving credit facility, IMCO’s ability to secure terms beneficial to it, and the timing of any such closing.

IMCO Recycling Inc. is one of the world’s largest recyclers of aluminum and zinc. The company has 21 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.

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